Exhibit 23.2

Ernst & Young Vietnam Limited 2 Hai Trieu Street, Sai Gon Ward Ho Chi Minh City, Vietnam	Tel: +84 28 3824 5252 Email: eyhcmc@vn.ey.com Website (EN): ey.com/en_vn Website (VN): ey.com/vi_vn

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 28, 2025, in Amendment No.1 to the Registration Statement on Form F-3 (File No. 333-291445) of VinFast Auto Ltd. (the “Company”), with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Vietnam Ltd.

Ho Chi Minh City, Vietnam

December 23, 2025

A member firm of Ernst & Young Global Limited